SE Financial Corp.

                                                           FOR IMMEDIATE RELEASE
                                                          Contact: Pamela M. Cyr
                                                               President and CEO
                                                                  (215) 468-1700

                               SE FINANCIAL CORP.
                      ANNOUNCES FIRST QUARTER 2007 RESULTS


         Philadelphia, Pennsylvania, March 12, 2007 - SE Financial Corp. (OTCBB:
SEFL) (the "Company"), the holding company for St. Edmond's Federal Savings Bank, announced a net loss of $69.8 thousand for the three months ended January 31, 2007 as compared to net income of $8.6 thousand for the same period last year.

Commenting on the Company's performance for the quarter, President and CEO Pam Cyr stated:

         "During the quarter we continued the expansion of our footprint with the opening on December 9th of our newest Neighborhood Banking Office located in Deptford, New Jersey. This Banking Office is the third de novo branch opened over the last 12 months. Deptford represents our second New Jersey location and is a natural progression of our geographic network expansion positioning the Bank in high opportunity markets. Our three de novo branches in Roxborough and Ardmore, Pennsylvania and in Deptford, New Jersey have generated in the aggregate nearly 3,000 new accounts and $45 million in deposits with approximately a 50/50 mix of core accounts versus certificates of deposit.

         Our results of operations for the quarter were impacted by the costs associated with the Deptford branch opening and include compensation and benefits costs for new staff, occupancy and equipment costs and grand-opening marketing expenses. We also continued to be impacted by pressure on our net interest margin from the prolonged inverted yield curve that has characterized the rate environment and intense pricing competition on both the loan and deposit side in the markets we serve.

         We remain focused on building franchise value by growing core deposits, originating high quality loans, and aggressively managing existing nonperforming loans while paying strict attention to non-interest expense. Total deposits increased $6.4 million or 4.69% for the quarter and were utilized in part for the pay-down of $2.5 million of higher costing overnight borrowings. Net loan growth remained relatively flat due to increased payoffs as a result of pricing competition and the repayment in full of two nonaccrual loans totaling $1.7 million. The provision for loan losses decreased for the current quarter as the prior quarter contained an additional provision due to the impairment of participation interests on three loans to one borrower totaling $1.5 million in aggregate. Such participation interests represent 98% of the Bank's nonperforming loans as of January 31, 2007. We continue to aggressively pursue exit strategies on these loans."

                               SE FINANCIAL CORP.
                               QUARTER HIGHLIGHTS
                             (Dollars in Thousands)


                                 QTR           QTR       $ Increase   % Increase
                              1/31/2007    10/31/2006    (Decrease)   (Decrease)
                              ---------    ----------    ----------   ----------
Total Assets                   179,972       175,984       3,988         2.27%
Investment Securities           49,297        48,398         899         1.86%
Loans                          112,719       112,357         362         0.32%
Deposits                       143,683       137,241       6,442         4.69%
Borrowings                      11,266        13,941      (2,675)      -19.19%
Equity                          24,056        23,979          77         0.32%
Interest Income                  2,728         2,683          45         1.68%
Interest Expense                 1,587         1,500          87         5.80%
Net Interest Income              1,141         1,183         (42)       -3.55%
Provision for loan losses          (32)          252        (284)     -112.70%
Other Income                       112           138         (26)      -18.84%
Non Interest Expense             1,414         1,309         105         8.02%
Net Loss                           (70)         (148)         78       -52.70%
Net Interest Margin               2.80%         2.96%      -0.16%       -5.41%
Yield on Loans                    7.48%         7.46%       0.02%        0.27%
Yield on Investments              4.76%         4.79%      -0.03%       -0.63%
Cost of Deposits                  4.20%         4.00%       0.20%        5.00%
Cost of Borrowings                4.63%         4.80%      -0.17%       -3.54%


Comparison of the Results of  Operations  for the Three Months Ended January 31,
--------------------------------------------------------------------------------
2007 and January 31, 2006
-------------------------

         For the three months ended January 31, 2007 and 2006 respectively, net interest income after provision for loan losses totaled $1.1 million and $1.1 million. The average balance of interest-earning assets increased $24.3 million to $165.9 million for the three months ended January 31, 2007 as compared to $141.7 million for the three months ended January 31, 2006 but was offset by a decrease in the net interest margin of 40 basis points to 2.80% for the three months ended January 31, 2007 from 3.20% for the three months ended January 31, 2006. Management anticipates that if the yield curve remains flat to inverted then the Bank will continue to experience pressure on its net interest margin.

         The provision for loan losses decreased $68.1 thousand due to a recovery of $32.0 thousand for the three months ended January 31, 2007 versus a provision of $36.1 thousand for the three months ended January 31, 2006. The decrease was due mainly to the payoff in full of a $424 thousand previously classified loan during the quarter ended January 31, 2007.

         Non-interest income was $112.3 thousand for the three months ended January 31, 2007 compared to $86.2 thousand for the three months ended January 31, 2006. The increase was due mainly to losses on the sale of investment securities in the prior year's quarter totaling $23.7 thousand.

         Non-interest expense increased $234.5 thousand to $1.4 million for the three months ended January 31, 2007 compared to $1.2 million for the three months ended January 31, 2006. The increase in non-interest expense was due mainly to increases in compensation and employee benefits and occupancy and equipment costs offset by a decrease in professional fees. The increase in compensation and employee benefits of $217.5 thousand was due primarily to additions to staff for the newly-opened Deptford, New Jersey banking office and additions to staff in the lending area and higher payroll taxes and employee benefits expense. The increase in occupancy and equipment costs was due to an increase in depreciation, rent expense, utilities and maintenance expense related to the opening of the new banking office in Deptford, New Jersey and costs for a full quarter for the Roxborough and Ardmore banking offices that were opened in December 2005 and February 2006. The decrease in professional fees was due to nonrecurring legal expenses incurred during the same quarter in the prior year.

Comparison of Financial Condition at January 31, 2007 and October 31, 2006
--------------------------------------------------------------------------

         Total assets increased $4.0 million to $180.0 million at January 31, 2007 as compared to $176.0 million at October 31, 2006. Cash and cash equivalents increased $2.6 million to $5.5 million at January 31, 2007 from $2.9 million at October 31, 2006. Investment securities increased $898.7 thousand to $49.3 million at January 31, 2007 from $48.4 million at October 31, 2006 due mainly to purchases of $3.3 million offset by sales of $1.3 million and repayments of $1.3 million. Deposits increased $6.4 million to $143.7 million at January 31, 2007 from $137.2 million at October 31, 2006. Borrowed money decreased $2.7 million to $11.3 million at January 31, 2007 from $13.9 million at October 31, 2006. Stockholders' equity increased $77 thousand to $24.1 million at January 31, 2007 from $24.0 million at October 31, 2006 due mainly to a decrease in accumulated other comprehensive loss of $163.2 thousand as a result of an increase in the market value of the Company's investment portfolio.

         SE Financial Corp. is the holding company for St. Edmond's Federal Savings Bank, a federally chartered stock savings institution with five Neighborhood Banking Offices serving South Philadelphia, Roxborough and Ardmore, Pennsylvania and Deptford and Sewell, New Jersey.

         This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statement that is not a historical fact is a forward-looking statement. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

                               SE FINANCIAL CORP.

------------------------------------------------------------------------------------------------

Selected Income Statement Data (Unaudited)
(Dollars in thousands except per share data)                    Three Months Ended January 31,
                                                                ------------------------------
                                                                     2007             2006
                                                                   --------         --------
   Interest income                                                 $ 2,728          $ 2,125
   Interest expense                                                  1,587            1,014
                                                                   -------          -------
   Net interest income                                               1,141            1,111
   (Recovery of) provision for loan losses                             (32)              36
                                                                   -------          -------
   Net interest income after (recovery of) provision for loans       1,173            1,075
   Noninterest income                                                  112               86
   Noninterest expense                                               1,414            1,179
                                                                   -------          -------
   Loss before taxes                                                  (129)             (18)
   Income tax (benefit) expense                                        (59)             (27)
                                                                   -------          -------
   Net income (loss)                                               $   (70)         $     9
                                                                   =======          =======

   Weighted average shares outstanding (1)                       1,905,905        2,294,150
   (Loss) earnings per share (1)                                    ($0.04)           $0.00

------------------------------------------------------------------------------------------------

Performance Ratios (Unaudited)                                  Three Months Ended January 31,
                                                                ------------------------------
                                                                     2007             2006
                                                                --------------   -------------
   Return on average assets (2)                                     -0.16%            0.02%
   Return on average equity (2)                                     -1.16%            0.12%
   Net interest margin on average interest earning assets (2)(3)     2.80%            3.20%

------------------------------------------------------------------------------------------------

Selected Balance Sheet Data (Unaudited)
(Dollars in thousands except per share data)                     January 31,       October 31,
                                                                   2007              2006
                                                                 -----------       -----------
   Assets                                                        $ 179,972         $ 175,984
   Loan receivable, net                                            112,719           112,357
   Cash and cash equivalents                                         5,475             2,887
   Investment securities                                            49,297            48,398
   Deposits                                                        143,683           137,241
   FHLB borrowings                                                  11,266            13,941
   Total stockholders' equity                                       24,056            23,979
   Ending shares outstanding (1)                                 1,905,786         1,902,206
   Book value per share (1)                                          12.62             12.61
   Stockholders' equity to total assets                              13.37%            13.63%

------------------------------------------------------------------------------------------------

Asset Quality (Unaudited)
(Dollars in thousands)                                           January 31,       October 31,
                                                                   2007               2006
                                                                 -----------       -----------
   Non-performing assets (4)                                     $ 1,491            $   515
   Allowance for losses                                            1,082              1,112
   Non-performing assets to total assets                            0.83%              0.29%
   Allowance for losses to total loans                              0.96%              0.99%
   Allowance for losses to non-performing assets                   72.57%            215.92%

------------------------------------------------------------------------------------------------

(1) Shares outstanding does not include unreleased ESOP shares, unearned nonvested RSP shares, or shares held in the Stock Compensation Trust for purposes of the weighted average shares outstanding calculation and the ending shares outstanding calculation.
(2)  Annualized for the three months ended January 31, 2007 and 2006.
(3) The yield on municipal securities has been adjusted to a tax-equivalent basis.
(4)  Non-performing assets include non-accrual loans and real estate owned.